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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                           NOTIFICATION OF LATE FILING
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SEC FILE NUMBER
0-23841

CUSIP NUMBER
77-0212047

(CHECK ONE):

[X] Form 10-K and Form 10-KSB
[ ] Form 20-F
[ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

For Period Ended:  March 31, 1999

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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   Full Name of Registrant:  Integrated Sensor Solutions, Inc.
   Former Name if Applicable:
   Address of Principal Executive Office:  625 River Oaks Parkway
                                           San Jose, CA  95134

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PART II - RULES 12b-25(b) AND (c)

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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a)  The reasons described in reasonable detail in Part
        III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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     State below in reasonable detail the reason why Form 10-K and
Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.


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Due to the anticipated completion of its acquisition by Texas Instruments
Incorporated, the Company has not been able to finalize its Annual Report on Form 10-KSB by June 30, 1999, the required filing date, without unreasonable effort or expense.

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PART IV - OTHER INFORMATION

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     (1)  Name and telephone number of person to contact in regard to this notification:

          David Satterfield, Vice President, Finance and Administration
         (408) 324-1044

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no, identify report(s).  [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?  [ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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SIGNATURE
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                      INTEGRATED SENSOR SOLUTIONS, INC.

                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 1, 1999          By:  /s/ David Satterfield
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                        David Satterfield
                        Vice President, Finance and Administration


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